Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE




                                                     For the Three Months
                                                       Ended March 31,
                                                  ---------------------------

                                                     2001            2000
                                                  -----------     -----------

Net income available to
 common shareholders                              $   626,854     $ 1,048,711
                                                  -----------     -----------

Determination of shares:
 Weighted average common shares
 outstanding (basic)                                3,727,589       3,952,693
  Assumed conversion of stock options                       -           1,213
                                                  -----------     -----------

  Weighted average common shares
   outstanding (diluted)                            3,727,589       3,953,906
                                                  ===========     ===========

Basic earnings per share                          $      0.17     $      0.27
                                                  ===========     ===========
Diluted earnings per share                        $      0.17     $      0.27
                                                  ===========     ===========